Exhibit 99.1

FOR FURTHER INFORMATION:	RE:	FTI Consulting, Inc.
900 Bestgate Road
Annapolis, MD 21401
(410) 224-8770

AT FTI CONSULTING:	AT FINANCIAL RELATIONS BOARD:
Jack Dunn	Marilyn Windsor	Lisa Fortuna	Tim Grace
President & CEO	General Inquiries	Analyst Inquiries	Media Inquiries
(410) 224-1483	(702) 515-1260	(312) 640-6779	(312) 640-6667

FOR IMMEDIATE RELEASE

MONDAY, FEBRUARY 28, 2005

FTI Consulting Completes Acquisition of Ringtail Solutions

Acquisition to Accelerate Growth of FTI’s Technology Offerings

ANNAPOLIS, Md., Feb. 28, 2005 — FTI Consulting, Inc. (NYSE: FCN), the premier provider of corporate finance/restructuring, forensic and litigation consulting and technology, and economic consulting, today announced that it has completed its previously announced acquisition of the assets of privately held Ringtail Solutions Group (Ringtail), including its operations in Australia, the United Kingdom and the United States. The purchase price of $35.0 million comprised $20.0 million of cash plus $15.0 million in shares of FTI common stock, plus an earn-out over the next three years based on future performance. The cash portion of the purchase price was financed by FTI from cash on hand and its existing credit facilities.

Established in 1997, Ringtail is a leading global developer of litigation support and knowledge management technologies for law firms, Fortune 500 corporate legal departments, government agencies and courts. Ringtail’s technologies are designed to ensure quality, reduce risk, increase productivity and improve cost effectiveness in the review, preparation and production of litigation data. In addition, Ringtail’s software has also been used in a transactional capacity to support “deal rooms” and merger and acquisition activity. As Ringtail’s preferred North American Application Service Provider partner over the past three years, FTI has integrated Ringtail’s applications into its complement of technology offerings.

Ringtail is expected to generate over $9.0 million in revenues and more than $6.0 million in earnings before interest, taxes, deprecation and amortization on a pro forma basis for its fiscal year ending June 30, 2005. In 2005, the acquisition is expected to have a positive effect on FTI’s cash flow from operations, but be neutral to FTI’s earnings per share due to rapid amortization of intangible assets. It is expected to be accretive to earnings by $0.03 to $0.06 per share in 2006.

About FTI Consulting

FTI is the premier provider of corporate finance/restructuring, forensic and litigation consulting and technology, and economic consulting. Located in 24 of the major US cities and London, FTI’s total workforce of approximately 1,000 employees includes numerous PhDs, MBAs, CPAs, CIRAs, CFEs, and technologists who are committed to delivering the highest level of service to clients. These clients include the world’s largest corporations, financial institutions and law firms in matters involving financial and operational improvement and major litigation. Additional information is available at: http://www.fticonsulting.com.

About Ringtail Solutions

Ringtail Solutions is a leading developer of Intranet-based legal and justice application technology for use with a web browser. Ringtail is a global corporation, formed in 1997, with established offices in Williamsburg, Virginia; Melbourne, Australia and London, UK. Ringtail’s flagship product, Ringtail(TM) CaseBook provides knowledge management and case preparation through an Intranet repository for litigation document and information management and collaboration for legal cases. Additional information is available at: http://www.ringtailsolutions.com

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.